Exhibit 21

SIGNIFICANT SUBSIDIARIES

List of Subsidiaries	Jurisdiction of Incorporation or Organization
Mustang Merger Sub II LLC (1)	Delaware
Altimmune UK Limited (1)	United Kingdom
Spitfire Pharma, LLC (1)	Delaware

(1)	Wholly owned subsidiary of the Company